Alternative Investment

Strategies

WORLD MONITOR TRUST II—

SERIES D

MONTHLY REPORT/

JANUARY 30, 2004

WORLD MONITOR TRUST II—SERIES D

Dear Interest Holder:

Enclosed is the report for the period from December 27, 2003 to January 30, 2004 for World Monitor Trust II—Series D (“Series D”). The net asset value of a unit as of January 30, 2004 was $116.78 a decrease of 0.03% from the December 26, 2003 value of $116.81. The calendar year-to-date return for Series D was a decrease of 1.1% as of January 30, 2004.

The estimated net asset value per interest as of February 26, 2004 was $112.73. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

Sincerely yours,

Brian J. Martin

President and Director

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS

For the period from December 27, 2003 to January 30, 2004

Revenues:
Realized gain on commodity transactions	$196,465
Change in unrealized commodity positions	(40,197)
Interest income	18,205

174,473

Expenses:
Commissions	131,107
Incentive fees	1,094
Management fee	27,524
Other transaction fees	3,403
Other expenses	13,419

176,547

Net loss	$(2,074)

STATEMENT OF CHANGES IN NET ASSET VALUE

For the period from December 27, 2003 to January 30, 2004

	Total	Per Interest
Net asset value at beginning of period (195,096.685 interests)	$22,788,631	$116.81
Net loss	(2,074)
Redemptions	(207,141)

Net asset value at end of period (193,357.067 interests)	$22,579,416	116.78

Change in net asset value per interest		$(0.03)

Percentage change		(0.03)%

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II—Series D is accurate and complete.

PRUDENTIAL SECURITIES FUTURES MANAGEMENT INC.

by: Ronald J. Ivans

Chief Financial Officer